Investors & Media:
Julie D. Tracy
Sr. Vice President, Chief Communications Officer
Wright Medical Group, Inc.
(901) 290-5817
julie.tracy@wmt.com

Wright Medical Group, Inc. Names Daniel Garen
Senior Vice President and Chief Compliance Officer

ARLINGTON, Tenn. - January 30, 2012 - Wright Medical Group, Inc. (NASDAQ: WMGI), a global orthopaedic medical device company and a leading provider of surgical solutions for the foot and ankle market, today announced that Daniel Garen has been named Senior Vice President and Chief Compliance Officer, effective immediately.

Garen brings a deep skill set in implementing and managing corporate compliance programs for public healthcare technology companies and has more than ten years of corporate legal experience. He has held senior compliance officer positions with Siemens Corporation and Bayer Healthcare. In addition, Garen served as Chief Compliance Officer and Senior Counsel from October 2007 to August 2010 at Siemens Healthcare Sector US, and he most recently held the position of Vice President, Healthcare Policy and Clinical Affairs until January 2012 at Siemens Healthcare Sector US.
“Dan brings extensive leadership and expertise to Wright Medical,” stated John Miclot, Chairman of Wright Medical's Nominating, Compliance and Governance Committee. “His experience in healthcare compliance matters will be a great asset to the management team and reflects our continued commitment to adhere to government laws and regulations impacting the healthcare industry and orthopaedic markets in which we operate.”
“Dan's credentials, combined with his enthusiasm towards making Wright Medical the standard for excellence in compliance, make him a great addition to our team,” said Robert Palmisano, President and Chief Executive Officer. “We have been and continue to be committed to running our business in a manner consistent with the highest ethical standards. Our organization has made significant improvements to our compliance policies and procedures over the past several months, and we look forward to continuing to enhance this critical area of our business under Dan's leadership.”
Garen holds a juris doctor degree and a master of laws in health law from the Loyola University Chicago School of Law and a bachelor's degree from the University of Michigan. He is a member of the Illinois Bar, the District of Columbia Bar, the Federal Supreme Court Bar, the American Health Lawyers Association, the American Bar Association and the Health Care Compliance Association.

Wright Medical also announced today that in connection with Mr. Garen's appointment as Chief Compliance Officer, and as an inducement to his employment with Wright, the Compensation Committee of its Board of Directors approved the grant of a stock option to Mr. Garen to be made on January 30, 2012, to purchase up to 50,000 shares of Wright's common stock at an exercise price of $17.35, which was the closing price of Wright's common stock on the day prior to grant. The stock option vests and becomes exercisable in four equal, annual installments beginning on the first anniversary of the grant, conditioned on Mr. Garen's continued employment. The stock option has a ten year term and is subject to the terms and conditions of the stock option agreement pursuant to which the option was granted.

This press release is being made in accordance with NASDAQ Listing Rule 5635(c)(4).

About Wright Medical

Wright Medical Group, Inc. is a global orthopaedic medical device company and a leading provider of surgical solutions for the foot and ankle market. The Company specializes in the design, manufacture and marketing of devices and biologic products for extremity, hip and knee repair and reconstruction. The Company has been in business for more than 60 years and markets its products in over 60 countries worldwide. For more information about Wright Medical, visit the Company's website at http://www.wmt.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements" as defined under U.S. federal securities laws.  These statements reflect management's current knowledge, assumptions, beliefs, estimates, and expectations and express management's current views of future performance, results, and trends and may be identified by their use of terms such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will," and other similar terms.  Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements.  Such risks and uncertainties include the impact of Wright's settlement of the federal investigation into Wright's consulting arrangements with orthopaedic surgeons relating to its hip and knee products in the United States, including Wright's compliance with a Deferred Prosecution Agreement through September 2012 and a Corporate Integrity Agreement through September 2015, and those risks and uncertainties discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010, under the heading, "Risk Factors" and in Item 1A of Part II of our 10-Qs filed during 2011).  Readers should not place undue reliance on forward-looking statements.  Such statements are made as of the date of this press release, and we undertake no obligation to update such statements after this date.

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